EXHIBIT 99.01

News Release

Investor Contact:	Trade Press Contact:
Michael Magaro	David Viera
Investor Relations	Director of Corporate Communications
(925) 290-4321	(925) 290-4681
ir@formfactor.com	dviera@formfactor.com

FormFactor, Inc. Updates Fourth Quarter Revenue Guidance

LIVERMORE, Calif. — December 17, 2008 — FormFactor, Inc. (Nasdaq: FORM) today announced that it expects revenue and earnings per share for fiscal fourth quarter 2008 to be below the financial guidance previously provided on October 28, 2008.  The company now expects revenue to be between $37 to $41 million, lower than the previous expectation of $48 to $55 million, and earnings per share, operating expenses and gross margins to be below the guidance previously communicated.

The lower than expected results are due primarily to increased weakness among memory customers.  This weakness has resulted in a decrease in design activity and a delay in technology transitions, which are negatively impacting FormFactor’s revenue and profitability.

“We have been experiencing very difficult conditions in the memory market over the past several quarters and have been taking appropriate actions to reduce our cost structure while still investing in our technology for the future,” said Mario Ruscev, CEO.  “Unfortunately, conditions have worsened over the last few weeks, which require us to revise our expectations and re-evaluate the alignment of our operating plans and structure with business conditions.”

The company plans to release its financial results for its fourth quarter on January 28, 2009, and will provide more details at that time.

About FormFactor:

Founded in 1993, FormFactor, Inc. (Nasdaq: FORM) is the leader in advanced wafer probe cards, which are used by semiconductor manufacturers to electrically test integrated circuits, or ICs. The company’s wafer sort, burn-in and device performance testing products move IC testing upstream from post-packaging to the wafer level, enabling semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

FORWARD-LOOKING STATEMENTS. Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, market conditions, expectations and operating plans. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: changes in actual results for the fourth quarter as compared to the guidance contained in this release, our ability to reduce costs while continuing to develop future products, the demand for semiconductor devices, especially memory devices, and the timing and extent of a semiconductor industry recovery. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company’s SEC filings, including the Form 10-K for the fiscal year ended December 29, 2007 and the Form 10-Qs for the first three quarters of 2008.  Copies of the company’s SEC filings are available at http://investors.formfactor.com/edgar.cfm. The company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

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FormFactor and the FormFactor logo are registered trademarks of FormFactor, Inc.  All other product, trademark, company or service names mentioned herein are the property of their respective owners.